Exhibit 99.2

March 15, 2016

Dear Shareholder:

Thank you for your investment in CNL Lifestyle Properties, Inc. (the Company), a non-traded real estate investment trust that owns a portfolio of leisure assets. We are writing today to provide you with the results of our most recent valuation process and an update on other operational activities.

As of December 31, 2015, our portfolio consisted of 49 properties principally in the ski and mountain lifestyle and attractions sectors. During 2015 we sold approximately $1.3 billion of assets through nine separate transactions, and returned an aggregate of $488 million to shareholders through a combination of quarterly distributions and a special cash distribution of $1.30 per common share.

2015 Net Asset Valuation

On March 10, 2016, our board of directors established an updated estimated net asset value (NAV) of $3.051 per share of the Company’s common stock as of December 31, 2015 (2015 NAV), representing our fourth, annual valuation of the Company’s assets and liabilities. This valuation is lower than the estimated NAV per share as of December 31, 2014 (2014 NAV), and this decline is primarily attributable to the following factors:

•	The special cash distribution to shareholders in December 2015.

•	Dispositions of certain assets and market value indications discovered in connection with the Company’s strategic alternatives process in the past year.

NAV Per Share	Description
$5.20	2014 NAV
($1.30)	Special cash distribution paid to shareholders on December 4, 2015
($0.85)	Value adjustment attributed to decline in NAV
$3.05	2015 NAV

Despite this reduction, we remain focused on actively managing our assets and their operations, and steadfastly committed to the ongoing evaluation and conclusion of the process of providing liquidity to our shareholders in connection with our much smaller portfolio of remaining properties.

Consistent with last year, our board of directors followed the Company’s valuation policy, which is based on the methodologies recommended by the Investment Program Association (IPA)2, the leading trade association for non-listed direct investment vehicles. As part of the valuation process we engaged an independent third party, CBRE Capital Advisors, Inc. (CBRE Cap), to provide a valuation analysis of the Company, including establishing a range of estimated net asset values per share for the Company. CBRE Cap is an independent investment banking firm that specializes in providing real estate-related financial services and has substantial experience conducting these types of valuations. CBRE Cap is a subsidiary of

CBRE Group, Inc., a Fortune 500 and S&P 500 company and one of the world’s largest commercial real estate services firms, in terms of 2015 revenue. Our board of directors authorized our valuation committee, comprised solely of independent directors, to review CBRE Cap’s valuation analysis and estimated NAVs per share, and to recommend an estimated range of NAV’s per share to the board of directors. For a description of the methodology considered by the valuation committee and our board of directors, please see our current report on Form 8-K filed March 15, 2016, with the U.S. Securities and Exchange Commission at SEC.gov. Please keep in mind that this estimated NAV is as of a specific time period and is not necessarily indicative of the value that could be realized when we pursue future strategies for a liquidity event.

Special Distribution

On December 4, 2015, our board of directors declared a special cash distribution of approximately $422.7 million, or $1.30 per share. The special cash distribution was the direct result of proceeds generated from asset sales in 2015 and was the largest factor affecting the 2015 NAV compared to the 2014 NAV.

The special cash distribution was reported on Form 1099-DIV, for the year ending December 31, 2015, and mailed to shareholders on or about February 22, 2016. The tax determination of the special cash distribution was based on taxable earnings and profits for the year ending December 31, 2015. Shareholders are advised to consult their tax advisor regarding the tax consequences of the special cash distribution in light of their particular investment or tax circumstances.

Market Value Indications

Since March 2014, we have worked with Jefferies LLC, our financial advisor, to evaluate and execute strategic opportunities to provide liquidity to our shareholders. Throughout 2015 we continued to receive real-time, market-based pricing data in connection with the strategic alternatives process that indicates that the values of some of our assets are lower than the valuation analyses performed in 2014. These market-based indications of value are factored into our 2015 NAV, along with the inclusion of estimated transaction expenses related to the disposition of the balance of the portfolio. As expected and indicated in our December 2015 letter to shareholders, the 2015 NAV is lower than the net amount of the 2014 NAV, less the special cash distribution.

Additionally, performance in certain properties and regions did not meet our or our operators’ forecasts. However, in certain instances such as in our attractions portfolio, we experienced significant increases in revenues and cash flows on a year-over-year basis. One location that exemplified exceptional operational and financial improvements is Darien Lake, our largest theme park located near Buffalo, New York. In late 2014 we engaged a new operator at Darien Lake, who drove significant economic and operational improvements at the park during the 2015 season. Although we have been successful at improving operational efficiencies and executing on our strategic alternatives, these efforts have not translated into an increase in our 2015 NAV.

Asset Dispositions

Our board of directors and management team remain firmly committed to concluding the process of providing liquidity to our shareholders, which has now been formally underway for two years. In 2015, we made notable strides by evaluating and executing the following dispositions.

Ski and Mountain Lifestyles Properties

In December 2015, we completed the sale of the Omni Mount Washington Resort and Bretton Woods ski area in Bretton Woods, New Hampshire to an unaffiliated third-party buyer for approximately $91 million, resulting in net cash to the Company of approximately $83 million.

Attractions

In November 2015, we completed the sale of our CoCo Key Resort to an unaffiliated third-party buyer for approximately $15 million, resulting in net cash to the Company of approximately $14 million. Also in November 2015, we completed the sale of our two Great Wolf Lodges to an unaffiliated third-party buyer for approximately $62 million, resulting in net cash to the Company of approximately $53 million. In June 2015, we completed the sale of Elitch Gardens Theme and Water Park to an unaffiliated third-party buyer for approximately $140 million, resulting in net cash to the Company of approximately $135 million.

Marina Properties

In May 2015, we entered into a purchase and sale agreement with an unaffiliated third-party buyer for our 17 marinas properties for approximately their carrying value. In November 2015, we completed the sale of 12 of our 17 marinas properties for an aggregate price of $62 million, resulting in net cash to the Company of approximately $53 million. The remaining five marinas properties are anticipated to be sold to this same buyer by the end of the second quarter of 2016 for an estimated $50 million; however, there is no assurance that this transaction will be completed.

Senior Housing Properties

In May 2015, we sold 37 of our senior housing properties, and in September 2015, we completed the sale of our last remaining senior housing property to an unaffiliated third-party buyer. The aggregate sales price for our 38-property senior housing portfolio was approximately $790 million, resulting in aggregate net cash to the Company of approximately $489 million.

Dallas Market Center

In April 2015, we completed the sale of our 81.98 percent joint venture interest in the Dallas Market Center for $140 million, resulting in aggregate net cash to the Company of approximately $140 million.

In addition to the special cash distribution to shareholders, throughout 2015 we paid off $318 million of senior unsecured notes and repaid more than $364 million in other debt obligations. As of December 31, 2015, total debt to total assets was 16.1%.

Portfolio Update

As mentioned above, the operating momentum at our attractions properties remained strong in 2015 primarily due to higher attendance levels at our theme parks and water parks. Strong visitation was also driven by a combination of season pass sales, favorable weather conditions, increased in-park spending and targeted capital improvements at certain parks.

As we have communicated previously, our ski and mountain lifestyle properties experienced mixed results during the 2014-2015 ski season, depending on the region. Most of our Eastern resorts recorded record revenues for the ski season ending April 2015 as a result of heavy snowfall, long periods of ideal snowmaking temperatures, and favorable economic conditions. Unfortunately, the positive results in the East were offset by the continued effects of a fourth straight year of drought conditions in California and record-low snowfall in the Pacific West. By the end of 2015, the momentum had measurably shifted as the

West began to experience improved skiing conditions due to the effects of an El Nino weather pattern, but the East experienced record-low snowfall and warmer than average temperatures, which made snowmaking at our resorts difficult.

Quarterly Distributions

For the year ended December 31, 2015, we paid total distributions to shareholders of approximately $488 million, or $1.50 per share, inclusive of the $1.30 special cash distribution. Our quarterly cash distribution remains $0.05 per share, representing an annualized distribution3 of 6.6 percent on our estimated 2015 NAV of $3.05 per share.

Looking Forward

We accomplished a great deal in 2015, and we will remain focused on driving operating results at our remaining holdings, while continuing to pursue our stated objective of providing full liquidity to shareholders as thoughtfully and swiftly as possible.

We encourage you to visit CNLLifestyleREIT.com to review other information about your investment. If you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer and President

cc: Financial Representatives

[1]	This valuation represents the estimated value per share as a snapshot in time and will likely change over the Company’s life cycle. The estimated NAV per share does not necessarily represent the amount an investor could expect to receive if the Company were to pursue options to provide liquidity to its shareholders, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be complete. CBRE Cap the independent valuation firm, made numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes beyond the control of CBRE Cap or the Company. Throughout the valuation process, the valuation committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices. For more information on CBRE Cap, a detailed description of the methodology and process considered by our board of directors and the valuation committee, please refer to our Current Report on Form 8-K filed March 15, 2016, with the SEC at SEC.gov.
[2]	There is no assurance that the IPA Guidelines were met or that the IPA Valuation Methodology is acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.
[3]	We have and may continue to use borrowings to fund a portion of our distributions in order to avoid distribution volatility.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical fact, including statements about the purported value of the Company’s common stock, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. CBRE Cap relied on forward-looking information, some of which was provided by the company, in preparing its valuation materials. The company and CBRE Cap intend that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect our current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, statements of future economic performance, and other future conditions and forecasts of future events and circumstances.

Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,”

“estimates,” “estimated,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share value of the Company’s common stock, and other matters. The company’s forward-looking statements are not guarantees of future performance. While we believe our forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on our current expectations and a variety of risks, uncertainties and other factors, many of which are beyond our ability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

For further information regarding risks and uncertainties associated with the company’s business and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, copies of which may be obtained from the Company’s website at CNLLifestyleREIT.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; the Company undertakes no obligation to, and expressly disclaims any obligation to, update or revise its forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.